Exhibit 10.2

FIRST AMENDMENT TO LEASE

THIS FIRST AMENDMENT TO LEASE (this “First Amendment”) is made and entered into effective as of August 30, 2016 (the “Effective Date”), by and between MV CAMPUS OWNER, LLC, a Delaware limited liability company (“Landlord”), and VIVUS, INC., a Delaware corporation (“Tenant”).

RECITALS

A.

Landlord, as successor-in-interest to SFERS Real Estate Corp. U, a Delaware corporation, and Tenant are parties to (i) that certain Lease dated December 11, 2012 (the “Lease”) and (ii) that certain Landlord Consent to Sublease dated as of April 30, 2014 (the “Consent Agreement”).  Subject to the terms and conditions of the Lease, Landlord has leased to Tenant space currently containing approximately 45,240 rentable square feet (the “Premises”), located at 351 East Evelyn Avenue, Mountain View, California (the “Building”).  The Building is part of an office campus at the intersection of East Evelyn Avenue and Ferry Morse Way in Mountain View (the “Project”).

B.

Subject to the terms and conditions of the Consent Agreement, Landlord has consented to Tenant’s sublease of a portion of the Premises to Adara, Inc., a California corporation (“Subtenant”), pursuant to that certain Sublease Agreement dated as of April 30, 2014 by and between Tenant and Subtenant (the “Sublease”).

C.	Tenant and Landlord mutually desire that the Lease be amended on and subject to the following terms and conditions.

NOW, THEREFORE, in consideration of the mutual covenants and agreements herein contained and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Landlord and Tenant hereby agree as follows:

1.	Amendment. Effective as of the Effective Date, Landlord and Tenant hereby agree that the Lease shall be amended in accordance with the following terms and conditions:
1.1

Term and Termination Date.  The Termination Date is hereby amended to be November 30, 2016 for all purposes under the Lease.  All references to the “Termination Date” in the Lease shall refer to the Termination Date as amended by this First Amendment.  The Term of Lease is hereby amended to be the period beginning on the Commencement Date and ending on the Termination Date as amended by this First Amendment.  All references to the “Term” in the Lease shall refer to the Term of Lease as amended by this First Amendment.  Article 40 of the Lease (Option to Renew) is hereby deleted in its entirety and replaced with “Intentionally Omitted.”  Notwithstanding the foregoing, the Termination Date (as modified by this First Amendment) shall be extended to December 31, 2016 for all purposes under the Lease only if (a) the Tri-Party Agreement (as hereinafter defined) has not been executed and delivered by the parties thereto on or prior to

November 30, 2016, or (b) Tenant delivers written notice to Landlord on or prior to October 1, 2016 of Tenant’s election, in its sole discretion, to extend the Termination Date to December 31, 2016; provided,  however, that if Landlord has not received such written notice on or prior to October 1, 2016, Tenant’s right to extend the Termination Date hereunder shall be null and void and of no further force or effect.  Except as expressly set forth in the immediately preceding sentence or as otherwise expressly agreed in a writing executed by Landlord and Tenant, Tenant shall have no right or option to renew the Lease or to extend the Termination Date.

1.2

Vacation of the Premises.   On or prior to the Termination Date, Tenant shall vacate the Premises in accordance with the terms of the Lease.  Notwithstanding anything in the Lease to the contrary, Landlord and Tenant hereby agree that Tenant shall not be required to remove any Alterations made by Tenant during the Term; provided,  however, that Tenant shall be required to remove all Personalty, Building Signage and names or logos on the Monument Sign at its sole cost and expense and to otherwise comply with the terms and conditions of the Lease, including, without limitation, Sections 26, 42 and 43 thereof, with respect to the surrender and vacation of the Premises.  From and after the Effective Date, Tenant shall not make, install or cause to be made or installed any Alterations to the Premises without the consent of Landlord, which consent may be granted or withheld in Landlord’s sole and absolute discretion.

1.3

Inspection.    In addition to, and not in limitation of, any other inspection rights contemplated under the Lease, including Section 26.1 thereof, from and after the Effective Date, Landlord shall have the right upon reasonable prior written notice to Tenant to enter the Premises to examine the current condition thereof, to conduct measurements and to perform other preliminary investigations related to the re-letting of the Premises.  Such inspections shall not unreasonably interfere with the operation of Tenant’s business on the Premises.

1.4	Termination of Sublease.
1.4.1

Tenant shall obtain Subtenant’s surrender and vacation of the Sublet Premises (as defined in the Consent Agreement) on or prior to the Termination Date.  In connection therewith, Tenant shall take all actions as may be required by the terms and conditions of the Sublease and the Consent Agreement, including, without limitation, providing written notice of the amended Termination Date to Subtenant in accordance with the terms and conditions of the Sublease, but in all events on or before August 31, 2016, and all such other actions as may be reasonably necessary, in order to obtain such surrender and vacation of the Sublet Premises from Subtenant.  Tenant shall use diligent, good faith efforts to obtain, at Tenant’s sole cost and expense, Subtenant’s execution and delivery of a tri-party agreement by and among Tenant, Subtenant and Landlord (the “Tri-Party Agreement”) prior to November 30, 2016, which such Tri-Party Agreement shall include, inter alia, (a) Subtenant’s agreement to (i) peaceably and promptly vacate and surrender the Sublet Premises on before

November 30, 2016, and (ii) release Landlord from any and all liability and waive any and all claims Subtenant may have against Landlord in connection with the Sublease or Consent Agreement, and (b) such other terms and conditions as Landlord may reasonably require.  Landlord shall reasonably cooperate with Tenant’s efforts to obtain the Tri-Party Agreement prior to November 30, 2016.  Notwithstanding the foregoing, Tenant hereby acknowledges and agrees that Tenant’s obligations under this First Amendment, including, without limitation, Tenant’s obligation to obtain Subtenant’s vacation and surrender of the Sublet Premises on or prior to the Termination Date, are in no way conditioned or contingent upon Tenant’s ability to obtain such Tri-Party Agreement, and the failure to timely do so shall not relieve Tenant of any of its obligations hereunder.

1.4.2

Tenant acknowledges and agrees that Landlord shall have no obligations to Tenant or Subtenant with respect to the termination of the Sublease and Tenant hereby agrees to indemnify, defend, protect and hold harmless Landlord and its agents, employees, officers, directors, affiliates, advisors, asset managers and its permitted successors and assigns under the Lease (as amended hereby) from and against any and all claims, losses, damages, liabilities, costs or expenses of any kind or character (including, without limitation, attorneys’ fees) arising out of, relating to or resulting from the termination of the Lease and the Sublease as contemplated herein and/or any disputes, liens or litigation in connection therewith, including, without limitation, any failure of Subtenant to have (a) received sufficient prior written notice of termination of the Sublease in accordance with the terms and conditions of the Sublease or (b) surrendered the Sublet Premises prior to the Termination Date.  The failure of Subtenant to vacate the Sublet Premises prior to the Termination Date shall constitute holding over by Tenant under the Lease and Landlord shall be entitled to exercise all rights and remedies available to it under the Lease (including, without limitation, Article 14 thereof) or at law or in equity.  This Section 1.4 shall survive the Termination Date (as amended hereby).

1.	Miscellaneous.
1.1

This First Amendment sets forth the entire agreement between the parties with respect to the matters set forth herein.  There have been no additional oral or written representations or agreements.  Under no circumstances shall Tenant be entitled to any rent abatement, improvement allowance, leasehold improvements, or other work to the Premises, or any similar economic incentives that may have been provided Tenant in connection with entering into the Lease, unless specifically set forth in this First Amendment.  Time is of the essence with respect of each and every term and provision of this Agreement.

1.2

Except as herein modified or amended, the provisions, conditions and terms of the Lease are hereby ratified and confirmed and shall remain unchanged and in full force and effect.  In the case of any inconsistency between the provisions of the Lease and this First Amendment, the provisions of this First Amendment shall govern and control.  The capitalized terms used in this First Amendment shall have the same definitions as set forth in the Lease to the extent that such capitalized terms are defined therein and not redefined in this First Amendment.

1.3

Submission of this First Amendment by Landlord is not an offer to enter into this First Amendment but rather is a solicitation for such an offer by Tenant.  Landlord shall not be bound by this First Amendment until Landlord has executed and delivered the same to Tenant.

1.4

Tenant hereby represents to Landlord that Tenant has dealt with no broker in connection with this First Amendment.  Tenant agrees to indemnify and hold Landlord and Landlord Entities harmless from all claims of any brokers claiming to have represented Tenant in connection with this First Amendment.

1.5

This First Amendment may be executed in any number of original counterparts, including facsimile, PDF or other electronic counterparts. Any such counterpart, when executed, shall constitute an original of this First Amendment, and all such counterparts together shall constitute one and the same First Amendment.  Signatures to this First Amendment executed and transmitted by copies of physically signed documents exchanged via email attachments in PDF format or equivalent shall be valid and effective to bind the party so signing.  Each party agrees to deliver promptly an executed original of this First Amendment with its actual signature to the other party, but a failure to do so shall not affect the enforceability of this First Amendment, it being expressly agreed that each party to this First Amendment shall be bound by its own electronically transmitted signature and shall accept the electronically transmitted signature of the other party to this Agreement.

1.6

Subject to the terms and provisions of Article 9 of the Lease, the terms, covenants and conditions contained in this First Amendment shall be binding upon and inure to the benefit of the heirs, successors, executors, administrators and assigns of the parties to this First Amendment.

1.7

Redress for any claim against Landlord under the Lease and this First Amendment shall be limited to and enforceable only against and to the extent of Landlord’s interest in the Building.  The obligations of Landlord under the Lease are not intended to and shall not be personally binding on, nor shall any resort be had to the private properties of, any of its trustees or board of directors and officers, as the case may be, its investment manager, the general partners thereof, or any beneficiaries, stockholders, employees, or agents of Landlord or the investment manager, and in no case shall Landlord be liable to Tenant hereunder for any lost profits, damage to business, or any form of special, indirect or consequential damage.

[Signature page follows]

IN WITNESS WHEREOF, Landlord and Tenant have entered into and executed this First Amendment as of the Effective Date.

LANDLORD:	TENANT:

MV CAMPUS OWNER, LLC, a Delaware limited liability company By: /s/ Peter A. Kaye Name: Peter A. Kaye Its: Authorized Signatory Dated: August 30, 2016	VIVUS, INC., a Delaware corporation By: /s/ Mark Oki Name: Mark Oki Title: CFO Dated: August 25, 2016